UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                           PACIFIC CREST CAPITAL, INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)

                                   694166109
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                                 (CUSIP Number)

                               Mr. Terry Maltese,
                     Sandler O'Neill Asset Management LLC,
                         712 Fifth Avenue - 22nd Floor,
                               New York, NY 10019
                                 (212) 974-1700
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             (Name, Address, Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 19, 1998
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            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

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CUSIP No. 694166109                                      Page 2 of 13 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Sandler O'Neill Asset Management LLC

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /

                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    00
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5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    141,000
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    141,000
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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    141,000
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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.7%
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14. TYPE OF REPORTING PERSON
    00
================================================================================

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CUSIP No. 694166109                                          Page 3 of 13 Pages
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================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SOAM Holdings, LLC
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
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7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    141,000
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    141,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    141,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     00
================================================================================

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CUSIP No. 694166109                                           Page 4 of 13 Pages
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================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners, L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    WC
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5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    78,200
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    78,200
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    78,200
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
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13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.6%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
================================================================================

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CUSIP No. 694166109                                           Page 5 of 13 Pages
-----------------------------------          -----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners II, L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    19,700
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    19,700
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    19,700
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
================================================================================

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CUSIP No. 694166109                                           Page 6 of 13 Pages
-----------------------------------          -----------------------------------


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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund, L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    36,400
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    36,400
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    36,400
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.2%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

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CUSIP No. 694166109                                           Page 7 of 13 Pages
-----------------------------------          -----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    6,700
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    6,700
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    6,700
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN
================================================================================

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CUSIP No. 694166109                                           Page 8 of 13 Pages
-----------------------------------          -----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Maltese
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    141,000
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    141,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    141,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.7%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

     This Amendment No. 3 to Schedule 13D relating to Pacific Crest Capital, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D dated June 17, 1997, as amended by Amendment No. 1 to the Schedule 13D dated July 22, 1997 and Amendment No. 2 to the Schedule 13D dated March 16, 1998 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3. Source and Amount of Funds.

     Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

           The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII and MHFII is $926,685, $427,880, $233,527 and $78,875, respectively. Such shares were purchased with the investment capital of the respective entities.

 Item 5. Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

           (a) Based upon an aggregate of 2,982,807 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as of the close of business on May 19, 1998:

            (i) MP beneficially owned 78,200 shares of Common Stock, constituting approximately 2.6% of the shares outstanding.

           (ii) MPII beneficially owned 19,700 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

          (iii) MHF beneficially owned 36,400 shares of Common Stock, constituting approximately 1.2% of the shares outstanding.

           (iv) MHFII beneficially owned 6,700 shares of Common Stock, constituting approximately 0.2% of the shares outstanding.

            (v) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MPII, MHF and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 78,200 shares owned by MP, the 19,700 shares owned by MPII, the 36,400 shares owned by MHF, and the 6,700 shares owned by MHFII or an aggregate of 141,000 shares of Common Stock, constituting approximately 4.7% of the shares outstanding.

           (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MPII, MHF and MHFII, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 78,200 shares owned by MP, the 19,700 shares owned by MPII, the 36,400 shares owned by MHF, and the 6,700 shares owned by MHFII or an aggregate of 141,000 shares of Common Stock, constituting approximately 4.7% of the shares outstanding.

          (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 78,200 shares owned by MP, the 19,700 shares owned by MPII, the 36,400 shares owned by MHF, and the 6,700 shares owned by MHFII or an aggregate of 141,000 shares of Common Stock, constituting approximately 4.7% of the shares outstanding.

         (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 141,000 shares of Common Stock, constituting approximately 4.7% of the shares outstanding.

           (ix)  2WTC directly owned no shares of Common Stock.

           (b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

           (c) Since the date of the filing of the Schedule 13D, MP effected the following transactions:

                                           Number         Price
               Date          Action      of Shares      per Share
               ----          ------      ---------      ---------

              04/28/98       Sold          2,800         $20.125
              05/08/98       Sold          4,200         $20.375
              05/19/98       Sold          2,800         $20.125

     Since the date of the filing of the Schedule 13D, MHF effected the following transactions:

                                           Number         Price
               Date          Action      of Shares      per Share
               ----          ------      ---------      ---------

              04/28/98       Sold          1,300         $20.125
              05/08/98       Sold          1,900         $20.375
              05/19/98       Sold          1,300         $20.125

     Since the date of the filing of the Schedule 13D, MPII effected the following transactions:
                                           Number         Price
               Date          Action      of Shares      per Share
               ----          ------      ---------      ---------

              04/28/98       Sold            700         $20.125
              05/08/98       Sold          1,000         $20.375
              05/19/98       Sold            700         $20.125

     Since the date of the filing of the Schedule 13D, MHFII effected the following transactions:
                                           Number         Price
               Date          Action      of Shares      per Share
               ----          ------      ---------      ---------

              04/28/98       Sold            200         $20.125
              05/08/98       Sold            400         $20.375
              05/19/98       Sold            200         $20.125


  (d) Not applicable.

  (e) Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 27, 1998

                                  MALTA PARTNERS, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President

                                  MALTA PARTNERS II, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President

                                  MALTA HEDGE FUND, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President

                                  MALTA HEDGE FUND II, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President

                                  SOAM Holdings, LLC


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President

                                  Sandler O'Neill Asset Management LLC


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese